EXHIBIT 10.5  Press Release announcing responses to inquiries of merger


SABA PETROLEUM COMPANY
                          3201 Airpark Drive, Suite 201
                         Santa Maria, California, 93455
                  Tel: 805 / 347 - 8700 - Fax: 805 / 347 - 1072

                       News Release For Immediate Release
                                  June 3, 1998
       For more information, please contact: Irwin Kaufman (702) 242-8281

                Saba Petroleum Company and Omimex Resources Inc.
                        Responses to Inquiries of Merger

Santa Maria, California and Fort Worth, Texas - This release is in response to inquiries about the joint announcement yesterday by Saba Petroleum Company (Amex: SAB) and privately held Omimex Resources, Inc. of the signing of a definitive merger Agreement. The combined company will own properties in Colombia, Canada, various oil and gas producing regions (other than California) of the United States and the United Kingdom. The combined company at January 1, 1998 would have had approximately 49 million BOE of proved reserves. Additionally, 1997 annual production for the combined company would have been approximately 3.7 MMBOE with total revenues of approximately $54.9 million, while comparable information for the entity to be spun off would have been total production of 904 MBOE and total revenue of $13.6 million, all as summarized below:


                                                      Combined Company
                                      ==================================================

                                                                                             Saba Petroleum Inc.
                                          Saba              Omimex            Total             Spin-off (1)
                                      --------------    ----------------   -------------     --------------------

At December 31, 1997

   Proved reserves (MBOE)                    20,402              29,158          49,560                    8,057

   PV-10 ($000's )                  $        95,976   $         110,105  $      206,081    $              20,057

For the year ended December 31,
1997(2)

   Production (MBOE)                          1,604               2,120           3,724                      904

   Total revenues ($000's )         $        22,364   $          32,550  $       54,914    $              13,631



(1) Consisting of Saba's California producing and refining assets and other foreign assets.
(2) Unaudited with respect to Omimex






Saba will file a Form 8-K reporting the event which will describe in more detail the terms of the transaction and the operating results of the acquired companies. In addition, Saba will file a definitive proxy statement which will be submitted to Saba shareholders and which will provide additional information about Saba, Omimex, and Saba Petroleum, Inc., including financial information.

The transaction will result in two independently operated companies, Saba Petroleum, Inc. and Omimex Resources, Inc., both in which Saba shareholders shall retain a continued interest. Saba Petroleum, Inc., which is expected to trade initially in the over the counter market, will own Saba's California producing, refining and other assets and its Indonesian concession, while it is contemplated that Omimex will apply for continued listing on the American Stock Exchange.

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                   Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.